                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                               _______________


                                   FORM 8-K
                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                                Date of Report
            (Date of earliest event reported):  November 29, 1994




                                  IMRS Inc.
                      ---------------------------------
            (Exact name of Registrant as specified in its charter)




          Delaware                        0-19538                           06-1326879
- ----------------------------           ------------                     -----------------
(State or other jurisdiction           (Commission                         (IRS Employer
     of Incorporation)                 File number)                     Identification No.)


   777 Long Ridge Road
  Stamford, Connecticut                                                       06902
 -----------------------                                                     -------
  (Address of principal                                                     (Zip Code)
   executive offices)


      Registrant's telephone number, including area code:  (203) 321-3500

ITEM 5.  OTHER EVENTS

        On November 29, 1994, IP Merger, Inc. ("IP Merger"), a wholly-owned subsidiary of IMRS Inc. (the "Company"), merged (the "Merger") with and into Pillar Corporation ("Pillar") pursuant to the Agreement and Plan of Reorganization dated as of November 7, 1994 among IP Merger, the Company, Pillar and American Stock Transfer & Trust Company (as escrow agent) (the "Reorganization Agreement"). As a result of the Merger, Pillar has become a wholly-owned subsidiary of the Company. The terms of the Merger and the exchange of Pillar securities for the aforementioned IMRS securities are more fully described in the Agreement and Plan of Merger dated November 29, 1994 among the Company, IP Merger and Pillar and the Reorganization Agreement. The terms of this transaction were the result of arm's length negotiations between representatives of Pillar and the Company.

        Pursuant to the Merger, all of the outstanding shares of Pillar capital stock as of November 29, 1994, the closing date of the Merger, were converted into the right to receive an aggregate of approximately 511,440 shares of common stock, $.01 par value, of the Company (the "Common Stock"), subject to the following escrow arrangements. 51,144 shares of Common Stock which the shareholders of Pillar would otherwise be entitled to receive upon exchange of their shares of Pillar capital stock for Common Stock (the "Exchange Time") are held in escrow to indemnify the Company and IP Merger against damages resulting from certain breaches by Pillar of the Reorganization Agreement and/or certain documents delivered under the Reorganization Agreement. This escrow arrangement terminates upon the publication of the Company's audited financial results for the fiscal year ending June 30, 1995.

        Furthermore, an additional 40,883 shares of Common Stock (the "Special Shares") which the shareholders of Pillar would otherwise be entitled to receive at the Exchange Time are held in escrow pending determination as to whether certain net operating losses of Pillar are available to Pillar for post-merger periods. It is anticipated that this determination shall be made on or before December 31, 1994, and that all of the Special Shares will be released from this escrow (either to the former shareholders of Pillar or to the Company) shortly thereafter.

        All of the options and warrants to purchase capital stock of Pillar which were in existence immediately prior to the effectiveness of the Merger (and were not to terminate upon the Merger) were assumed by the Company on substantially their pre-merger terms and conditions, subject to equitable adjustment regarding the number of shares of Common Stock which could be obtained and the exercise price therefor. Such options and warrants constitute, in aggregate, rights to purchase a maximum of approximately 73,594 shares of Common Stock.

        For accounting and financial reporting purposes, the merger will be treated as a pooling of interests. Pillar has become an operating subsidiary of IMRS and current employees are expected to remain at the California facility. Pillar's corporate budgeting products, FYPlan and FYControl, will be marketed separately and as complementary products to IMRS' financial management software products.

        A copy of the Reorganization Agreement is filed as Exhibit 5.1 to this report and is incorporated herein by reference. A copy of the Merger Agreement is filed as Exhibit 5.2 to this report and is incorporated herein by reference.

ITEM 7.  EXHIBITS

           (c)  Exhibits

    The Exhibits that are filed with this report are listed in the Exhibit Index which appears on page five hereof.

                                  SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   IMRS INC.

                                       /s/ James A. Perakis
December 12, 1994                  By:_________________________
                                   James A. Perakis
                                   Chief Executive Officer

                                EXHIBIT INDEX




Exhibit
  No.                  Description
- -------                -----------
 5.1             Agreement and Plan of Reorganization
                 dated as of November 7, 1994 by and
                 among IMRS Inc., IP Merger, Inc.,
                 Pillar Corporation and American Stock
                 Transfer & Trust Company, as escrow
                 agent.

 5.2             Agreement and Plan of Merger dated
                 as of November 29, 1994 among IMRS Inc.,
                 IP Merger, Inc. and Pillar Corporation.
